Exhibit 99.1

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
Matt Bond	Jeff Wilhoit	Kathy Waller
Senior Vice President and CFO	General Info	Analyst Contact
703-464-6300	312-640-6757	312-640-6696

FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 27, 2005

PRA INTERNATIONAL ANNOUNCES FIRST QUARTER RESULTS

First Quarter ISO 9001:2000 Certification Highlights
Project Assurance SM Commitment

GMG Acquisition Enhances Global Regulatory Capabilities

Reston, Virginia, April 27, 2005—PRA International (Nasdaq: PRAI), a leading global clinical research organization, today announced increases in service revenue, operating income and new business awards for the first quarter ended March 31, 2005.

First Quarter 2005 Highlights
•	ISO 9001:2000 registration achieved for all PRA International locations worldwide
•	GMG BioBusiness Ltd. acquisition completed
•	Service revenue increased 10.1% to $73.6 million
•	Operating margin increased to 15.2%
•	Net income increased to $7.0 million, or $0.28 per diluted share
•	Total new business awards increased 80.2% to $112.7 million
•	Backlog increased 36.7% to $467.2 million

“A number of recent events served to highlight particular strengths within PRA International,” said Pat Donnelly, PRA International president and chief executive officer. “First, a significant increase in first quarter new business awards underscored the continued effectiveness of our proactive business development approach as well as our growing status as a clinical development services provider of choice.

“Second, we are proud to have achieved ISO 9001:2000 registration for our entire global organization, confirming the strength of our integrated management approach. This distinction, recognized around the world as the guideline for establishing and maintaining an effective

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quality program, is an important milestone in pursuit of our total quality process management initiatives.

“In addition, we successfully closed three pivotal Phase III trial databases for three major customers in just twenty days during the latter part of the first quarter and early in the second quarter. The ability to guide these projects to successful completion in such a short time speaks volumes about the depth of the internal resources we bring to bear on behalf of our clients.

“Early in the second quarter, we consummated an acquisition to fortify our Global Regulatory Affairs group. The addition of GMG BioBusiness Ltd. enhances our existing multinational service offerings in regulatory affairs and strategy, while bringing additional global experience. This transaction also demonstrates our strategy of pursuing opportunities that enhance our service offerings, establish or expand geographic presence, and provide exposure to new customers.”

First Quarter Results
For the three month period ended March 31, 2005, PRA International’s service revenue totaled $73.6 million, an increase of 10.1 percent over $66.8 million in the first quarter of 2004. Service revenue excludes from total revenue the reimbursed out-of-pocket costs associated with client projects and programs. Reimbursement revenue totaled $7.9 million compared to $7.0 million in the first quarter of 2004. Income from operations in the first quarter totaled $11.2 million compared to $4.3 million in the year-ago quarter. The first quarter of 2004 included tender/options expenses totaling $5.3 million. Adjusting for the impact of these one-time expenses related to the repurchase of certain outstanding vested stock options and the payment of a special bonus to employee holders of vested stock options, income from operations for the first quarter of 2004 was $9.5 million. First quarter 2005 operating margin, based on service revenue, was 15.2 percent compared to 6.4 percent in the 2004 first quarter. Adjusting for the impact of tender/option expenses, first quarter 2004 operating margin was 14.3 percent. Net income totaled $7.0 million, or $0.28 per diluted share, compared to $2.4 million, or $0.12 per diluted share, in the first quarter of 2004.

New business awards for the first quarter totaled $112.7 million compared to $62.5 million in the first quarter of 2004. Backlog at March 31, 2005 was approximately $467.2 million, compared to $341.7 million one year ago. Net book to bill ratio was 1.25 versus 0.73 in the 2004 first quarter. PRA’s first quarter cash flow used in operations was $19.5 million compared to cash provided by operations of $1.9 million in the year-ago quarter. Days sales outstanding, which includes accounts receivable and unbilled services less advanced billings, were negative nine days compared to negative 11 days in the year-ago quarter. At March 31, 2005, PRA International had cash and marketable securities of $69.0 million and no long term debt.

ISO 9001:2000 Certification
PRA International’s recent ISO 9001:2000 registration extends to all business and support activities within the Company, including the design, development and conduct of clinical trials, information technology, quality assurance, business development, human resources, and finance. Companies seeking registration must demonstrate their ability to consistently provide products or services that meet customer and regulatory requirements to the satisfaction of an independent third party auditor. PRA International management expects recognition of its ISO 9001:2000

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registration to further contribute to the development of long-term customer relationships by providing an increased level of confidence in PRA’s clinical development services, the Project AssuranceSMDifference.

GMG Acquisition
PRA International also announced today the closing of the acquisition of GMG BioBusiness Ltd. (GMG), a regulatory consulting business. GMG offers regulatory and product development consulting services in Europe through PRA’s office outside of London, England. The acquisition, valued at approximately £1.6 million, or approximately $3 million based on currency exchange rates as of April 1, 2005, enhances PRA’s existing Global Regulatory Affairs capabilities.

Outlook
“Moving further into 2005, we are seeing good proposal activity and compelling opportunities across a number of therapeutic areas and clinical disciplines,” added Donnelly. “We also expect to see increasing benefits from recent investments we have made in critical processes, analytical tools and facilities. These include the implementation of our new clinical trials management system, which was completed in the first quarter, and the recent expansion and modernization of our 50 bed Phase I clinical facility in Lenexa, Kansas.”

PRA International will hold a conference call today at 9:00 a.m. Eastern to provide supporting detail on first quarter results. The call will be available via live webcast at www.prainternational.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the call will remain available at the site for 45 days.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements that are subject to risks and uncertainties relating to PRA International’s future financial and business performance, including estimates of net income and service revenue, as well as any other predictive statements dependent upon future events or conditions, or that include words such as “expects” or “estimates” or similar expressions of futurity. You should not place undue reliance on any forward-looking statements, which represent the Company’s estimates only as of the date of this news release and are not intended to give any assurance as to actual future results. Factors that might cause future results to differ include: the value of ISO 9001:2000 certification to our customers; the success of the implementation of our new clinical trials management system and our expanded Phase I clinical operations facility; the ability to integrate our newly acquired entity; and general economic and business conditions. PRA International’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions the Company believes to be reasonable based upon available information, they are subject to risks and uncertainties that are described more fully in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its prospectus dated November 17, 2004. This document can be accessed in the SEC’s EDGAR database found at www.sec.gov. Please note that PRA International assumes no obligation to update any of the forward-looking statements in this release, except as required by applicable securities laws.

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About PRA International PRA International is one of the world’s leading clinical development organizations, with approximately 2,500 employees working from offices in North America, Europe, South America, Africa, Australia and Asia. PRA International delivers services to its clients through a unique approach called Project AssuranceSM, which represents the Company’s commitment to reliable service delivery, program-level therapeutic expertise, global access to knowledge, and involved senior management.

To learn more about PRA International, please visit http://www.prainternational.com or call our World Headquarters at +1 (703) 464-6300.

-FINANCIAL TABLES FOLLOW-

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PRA International
Consolidated Income Statements
Three Months ended March 31, 2005 and 2004
(Dollars, in thousands, except share and per share data)
(unaudited)

	March	March
	31, 2005	31, 2004
Service revenue	73,592	66,830
Reimbursement revenue	7,859	6,965
Total revenue	81,451	73,795

Direct costs	35,277	32,771
Reimbursable out of pocket costs	7,859	6,965
Selling, general & admin	24,380	21,993
Tender/option expense	—	5,264
Depreciation and amortization	2,776	2,337
Management fees	—	200
Income from operations	11,159	4,265
Interest income (expense), net	89	(775)
Other income (expense), net	(26)	452
Income before tax	11,222	3,942

Provision for income taxes	4,264	1,585
Net income	6,958	2,357

Earnings per share
Basic	$0.31	$0.13
Diluted	$0.28	$0.12

Number of shares
Basic	22,366	17,653
Diluted	24,626	19,857

Reconciliation of adjusted income from operations
Income from operations	11,159	4,265
Tender/option expense	—	5,264
Adjusted income from operations (1)	11,159	9,529

Reconciliation of adjusted net income
Net income	6,958	2,357
Tender/option expense (net of tax effect)	—	3,147
Adjusted net income (1)	6,958	5,504

Adjusted net income per share (1)
Basic	$0.31	$0.31
Diluted	$0.28	$0.28

(1)	Amounts shown herein as “adjusted income from operations,” “adjusted net income,” and “adjusted income per share” exclude the effects of a one-time tender offer relating to our repurchase in 2004 of stock options and the payment of a special bonus to certain employee option holders. The tender offer and option repurchase costs, all of which were incurred in 2004 in connection with a one-time, special transaction, are not viewed by our management as indicative of the status of our ongoing operating performance. Each of adjusted income from operations, adjusted net income, and adjusted net income per share (i) are measures of our performance that are not required by or presented in accordance with GAAP; (ii) should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP; and (iii) should not be considered in isolation or as a substitute for analysis of our GAAP results.

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PRA International
Summary Balance Sheet Data
(Dollars, in thousands)
(unaudited)

	March	December	March
	31, 2005	31, 2004	31, 2004
Cash and marketable securities	68,996	90,388	15,489
Accounts receivable	51,227	59,384	54,099
Unbilled	35,492	29,993	50,216
Advanced billings	95,738	114,801	115,479
Working capital	19,542	11,478	(21,823)
Total assets	314,151	337,344	282,094
Equity	157,696	150,379	60,553

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